EXHIBIT 99.1

GS FINANCIAL CORP. DECLARES DIVIDEND

     Metairie, LA., July 21, 2010 – Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp.  (Nasdaq: “GSLA”), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on July 20, 2010, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of  August  2, 2010 and will be paid on  August 17, 2010.

     GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a federally chartered savings association, in the metropolitan New Orleans area.

Contact:	GS Financial Corp.
Stephen E. Wessel
Lettie Moll
(504) 457-6220